EXHIBIT 99.1

[Encore Wire Corporation Logo Omitted]

Encore Wire Corporation	Contact: Frank J. Bilban
1410 Millwood Road	Vice President & CFO
McKinney, Texas 75069
972-562-9473

Press Release

FOR IMMEDIATE RELEASE	January 16, 2004

ENCORE WIRE REPORTS INCREASED LINE OF CREDIT

MCKINNEY, TX — Encore Wire Corporation (NASDAQ/NMS: WIRE) today reported that the Company had expanded its existing credit agreement.

Encore Wire has increased its revolving line of credit from $65 million to $125 million. Under terms of the amended credit agreement, Encore will have the capability to borrow up to the new maximum as needed. The amendment also includes an “accordion feature” that allows the credit line to expand up to $150 million in the future without amending the agreement. The bank group was arranged by Bank of America as agent and includes the other incumbent, Comerica Bank, as well as four new banks, Wells Fargo, Bank One, Guaranty Bank and Hibernia Bank.

Commenting on the expanded credit agreement, Vincent A. Rego, Company Chairman and CEO remarked, “Encore Wire has experienced strong growth in 2003. Our credit agreement has been at the $65 million level for several years and we have outgrown that level. At the current level of sales our working capital needs have also grown. These working capital needs, coupled with capital requirements for any future expansion projects, necessitated this increased capital availability. The banking community’s eagerness to participate in our deal is a testimony to our financial strength and performance. We appreciate our bank partners and thank them for their commitment to the future growth of Encore Wire. We will continue to manage the Company for the long term and ensure our balance sheet remains strong.”

Encore Wire Corporation manufactures a broad range of electrical wire for interior wiring in homes, apartments, manufactured housing and commercial and industrial buildings.

The matters discussed in this news release, other than the historical financial information, including statements about the copper pricing environment, profitability and shareholder value, may include forward-looking statements that involve risks and uncertainties, including fluctuations in the price of copper and other raw materials, the impact of competitive pricing and other risks detailed from time to time in the Company’s reports filed with the Securities and Exchange Commission. Actual results may vary materially from those anticipated.